United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of

the Securities Exchange Act of 1934

x Filed by the Registrant	o Filed by a Party other than the Registrant

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PUBLIC STORAGE

(Name of Registrant as Specified in Its Charter)

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PUBLIC STORAGE

SUPPLEMENTAL MATERIAL TO OUR PROXY STATEMENT

FOR OUR ANNUAL MEETNG TO BE HELD ON WEDNESDAY, APRIL 24, 2019

Public Storage (“we”, “our” or the “Company”) hereby supplements the Proxy Statement dated March 15, 2019 (the “Proxy Statement”) with the following information. The letter included below will be sent to certain of our shareholders beginning on April 9, 2019:

Letter to Our Shareholders Regarding Executive Compensation

April 9, 2019

The Board of Trustees of Public Storage is issuing supplemental information to our proxy statement filed on March 15, 2019 in order to clarify certain aspects of our executive compensation program.

The Compensation Committee considered the following in structuring the 2018 compensation for our named executive officers:

•

In the last three years, there has been a marked increase in development of new self-storage properties in many of the markets we operate in. This has created significant new competition, negatively impacting our occupancies, rental rates and rental growth.

•	The self-storage industry, our own properties included, is experiencing comparative challenges to many years of above-average growth in operating income.

•	The aforementioned items caused our Core Funds from Operations per share (“Core FFO”) growth to decelerate from 10.0% in 2016 to 4.5% in 2017.

The Compensation Committee determined it was in the best interest of shareholders for executives’ short-term incentives to be based on achieving positive Core FFO growth in 2018. This hurdle was difficult to achieve given the aforementioned market pressures, as was evident in the deceleration in our Core FFO growth in 2017. The target focused the team’s attention, while also making other operating thresholds necessary conditions for achieving it. Included among these was same-store revenue growth, which was an explicit target for our cash incentive program in 2017 and remained one for our restricted stock unit (“RSU”) program in 2018.

The Compensation Committee considered the following factors, among others, in awarding compensation to our executive officers in 2018:

•	Achievement of the positive Core FFO growth target for the cash incentive program.

•	Achievement of 1.5% same-store revenue growth, which was within the “75% of target” range for RSU awards.

•

Total returns to Public Storage shareholders of +0.6% during 2018. This was an outperformance of the S&P 500 and GICS 6010 negative total returns of -4.4% and -9.4%, respectively. We continue to have comparative challenges caused by a 38% total return to Public Storage shareholders in 2015, which was well in-excess of the 1% total return for the S&P 500. This dynamic is not accounted for in three-year total return comparisons to our benchmarks.

Total compensation granted to Mr. Havner in 2018 was 13% below 2017 and 18% below 2016 levels, respectively. He received 100% of his base salary (unchanged from the level set in 2008), 100% of his cash bonus and the minimum level of RSUs. He was not granted any of the stock options he was eligible for based on 2018 performance.

The following was considered specifically in regards to Mr. Havner’s compensation:

•	Over Mr. Havner’s tenure as CEO (2002-2018), Public Storage’s compounded annual total return to shareholders was 16.4%, nearly double that of the S&P 500’s total return of 8.6%.

•

Public Storage undertook the initial public offering of its European self-storage business in October 2018. Shurgard (SHUR) went public at an equity value of $2.4 billion, double its 2008 value of $1.2 billion. Mr. Havner led Public Storage’s acquisition of Shurgard in 2006 and unlocked significant value for Public Storage shareholders in 2018 through his leadership in successfully executing the Shurgard IPO.

•

Mr. Havner culminated a succession process to Joseph D. Russell, Jr. as CEO. Mr. Russell officially took over the CEO title on January 1, 2019, but had been transitioning into the role for a few years. The process was very well received by employees and shareholders and positions Public Storage for continuing long-term success.

•	The continuing success of Public Storage’s development and expansion activities in 2018 under Mr. Havner’s leadership.

•	Mr. Havner and the rest of the management team maintained its commitment to a safe and conservative balance sheet. Public Storage is one the highest credit-rated REITs.

The Compensation Committee takes executive compensation very seriously. We strive to align compensation with the company’s strategy of creating responsible, consistent, and sustainable value for shareholders over the long term.

Our emphasis on sustainable, long-term results is exemplified by the five to eight year vesting periods we have on RSUs, periods considerably longer than market norms. In 2018, our executive officers (other than the CEO) received 75% of their target RSU awards based on the company’s same-store revenue growth performance. As mentioned, Mr. Havner received the minimum RSU award and was not granted any of the stock options he was eligible for based on 2018 performance. We emphasize compensation components that are “at-risk” (89% of Mr. Havner’s potential compensation for 2018 was “at risk”). We believe our shareholders support our approach to compensation as evidenced by the average support of 95.2% we have received in our say-on-pay votes over the last three years.

Notwithstanding this support, we regularly reevaluate our program and carefully consider the input of our shareholders. Given the culmination of our senior management succession plan in January, we intend to conduct a review of our incentive compensation program and we will carefully consider the points identified by proxy advisors and feedback we receive from shareholders.

Thank you for your continued support of the company and its management team.

The Public Storage Compensation Committee

Daniel C. Staton (Chair)

Ronald P. Spogli

Uri P. Harkham

Election of John Reyes to the Board of Trustees

The Nominating/Corporate Governance Committee took the following factors into consideration in nominating John Reyes, our recently retired Chief Financial Officer, to our Board of Trustees:

•

Mr. Reyes’ 22 years of experience as the Company’s CFO provides the board with an incredible wealth of insight and experience related to the Company’s financial reporting, controls and risk management, and invaluable perspective in board discussions about the historic operations and strategic growth of the Company.

•	Only one of our 11 trustees is an officer or employee of the Company.

•	The independence of our Board is enhanced by our Lead Independent Trustee, Gary Pruitt, who presides at all executive sessions of the non-management trustees and the independent trustees.

•	Our Audit, Nominating/Corporate Governance and Compensation Committees are 100% independent.

•	As previously disclosed, we intend to add additional independent trustees. Our Nominating/Corporate Governance Committee has retained a third party to assist with identifying candidates.

Appointment of Proxy Solicitor

Subsequent to filing the Proxy Statement for our 2019 Annual Meeting of Shareholders to be held on April 24, 2019, we retained Okapi Partners, an independent proxy solicitation firm, to assist in soliciting proxies on our behalf. We have agreed to pay Okapi Partners a fee of approximately $15,000, plus costs and expenses, for these services. We bear all proxy solicitation costs. If shareholders need assistance with casting or changing their vote, they should contact our proxy solicitor, Okapi Partners, toll-free at (888) 785-6673 or via email at info@okapipartners.com.

Important Information

The Company has filed a definitive Proxy Statement with the Securities and Exchange Commission (the “SEC”) and has furnished to its shareholders a Proxy Statement in connection with the solicitation of proxies for the 2019 Annual Meeting of Shareholders. The Company advises its shareholders to read the Proxy Statement relating to the 2019 Annual Meeting, as amended and supplemented by this Supplement, because it contains important information. Shareholders may obtain a free copy of the Proxy Statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov.